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Exhibit 10.12

AMENDMENT NO. 1 to EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 dated January 25, 2011 (the "Amendment") to the EMPLOYMENT AGREEMENT dated November 27, 2007 (the "Employment Agreement") is by and between Richard L. Walters (the "Executive") and Body Shop of America, Inc. and Catalogue Ventures, Inc. (together, the "Company"). Capitalized terms not otherwise defined herein shall have the meaning set forth in the Employment Agreement.

FACTUAL BACKGROUND:

A.     A. Executive and Company desire to enter into this Amendment to modify the terms of the Employment Agreement.

NOW, THEREFORE, intending to be legally bound, the Employment Agreement is amended as follows:

1.
Base Salary. During the Term, effective March 1, 2011, the Company shall pay the Executive a base salary ("Base Salary") at the rate of $350,000 a year. Such Base Salary shall be subject to adjustment from time to time by the Board in accordance with Section 5 of the Employment Agreement and shall be payable in accordance with the Company's standard payroll policies in effect from time to time, and prorated for any partial year of employment.

2.
Annual Bonus at Plan Opportunity. The Executive shall have the opportunity to earn an annual bonus at plan equal to 45% of the Base Salary subject to the terms and conditions of the annual executive bonus plan adopted from time to time by the compensation committee of the board of directors. The bonus may increase above 45% of the Base Salary in 2011 and perhaps beyond, if the Company performs above plan, subject to the formula, terms and conditions established by the Compensation Committee, from time to time. The Board, in its discretion, shall establish the plan amount annually. The bonus, if any, shall be payable at the same time bonuses are payable to the Company's senior executives generally in accordance with the Company's policies with respect thereto in effect from time to time. To be eligible to receive such Bonus, the Executive must be employed by the Company on the date that such Bonus is paid by the Company.

3.
Grant of Stock Options . The Company shall promptly grant the Executive options to purchase 18,500 shares of the Company's common stock at an exercise price equal to the closing price of the Company's common stock on the date of grant as reported on The Nasdaq Stock Market , which shall vest 25% on the first anniversary with the balance vesting in equal amounts over the next 12 consecutive quarters. The grant shall be made pursuant to, and shall be subject to the terms and conditions of, the Amended and Restated 2006 Stock Option Plan, as amended. Executive and Company shall execute the customary stock option agreement and other documents related to and evidencing the grant of the options, which agreement and other documents shall be in form and content acceptable to the Company's legal counsel. Additional options may be granted in future years, subject to the review and recommendations of the Compensation Committee, it its discretion.

4.
Continuation of Employment Agreement. Except as expressly amended in sections 1-3 above, the Employment Agreement shall remain unchanged and shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BODY SHOP OF AMERICA, INC. CATALOGUE VENTURES, INC.
By:

EXECUTIVE

Richard L. Walters

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  Exhibit 10.12